EXHIBIT 23.4
INDEPENDENT AUDITORS’ CONSENT
The Board of Directors
CT Communications, Inc.:
      We consent to incorporation by reference in the Registration Statements (Registration Nos. 33-59641, 33-59645, 333-15537, 333-38895, 333-65818, 333-119873 and 333-65846) of CT Communications, Inc. of our report dated February 23, 2005, relating to the audited consolidated balance sheet of Palmetto MobileNet, L.P. as of December 31, 2004 and the related consolidated statements of income and partners’ equity, and cash flows for the year ended December 31, 2004, which report is included in the December 31, 2004 Annual Report on Form 10-K of CT Communications, Inc.

/s/ Elliott Davis, LLC
Columbia, South Carolina
March 29, 2005